Exhibit 99.2

Access National Declares Quarterly Dividend

RESTON, Va.--(BUSINESS WIRE)--October 21, 2010--Access National Corporation (NASDAQ: ANCX), holding company for Access National Bank, announced today that its Board of Directors declared a cash dividend of $0.01 per share for shareholders of record as of November 4, 2010. The dividend will be paid on November 24, 2010. Earnings for the third quarter 2010 were released on October 20, 2010 and represented the company’s 41st consecutive quarterly profit. In the earnings statement, Access National Corporation reported net income of $2.2 million or $0.23 earnings per diluted share. Access National Corporation and its subsidiary bank continue to exceed standards of being “Well Capitalized” as defined under banking regulations.

Access National Corporation has a Dividend Reinvestment and Stock Purchase Plan. The plan documents may be obtained by contacting the Plan Administrator, Registrar and Transfer Company, at www.RTCO.com or 800-368-5948.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The Bank, established in December 1999, serves the business community in the Washington D.C. Metropolitan area with a full suite of financial services and an emphasis on electronic banking. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by the use of words such as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100